FOUNDER COMPENSATION AGREEMENT


         THIS FOUNDER COMPENSATION AGREEMENT ("Agreement") is made this ___ day of , 2001 by and between LEXXUS INTERNATIONAL INC., a Delaware corporation ("Lexxus"), NATURAL HEALTH TRENDS CORP., a Florida corporation ("NHTC"), Rodney Sullivan and Pam Sullivan (sometimes collectively referred to herein as "Sullivan"), Michael Bray ("Bray") and Jeff Provost ("Provost").

                                   BACKGROUND

A. Sullivan, Bray and Provost have provided services to Lexxus in connection with the formation, organization and financing of Lexxus.

B. In consideration of the above services, Lexxus has agreed to provide compensation to Sullivan, Bray and Provost in accordance with the terms of this Agreement.

C. In addition, NHTC, as the majority shareholder of Lexxus, has agreed to secure the payment by Lexxus of certain of its obligations hereunder and, as additional compensation for services that directly benefitted NHTC, to issue common stock of NHTC to Sullivan, Bray and Provost upon the occurrence of certain milestones as set forth herein.

                                    AGREEMENT

         NOW, THEREFORE, in order to properly document the consideration promised for services previously performed by Sullivan, Bray and Provost on behalf of Lexxus and NHTC and for Sullivan, Bray and Provost's willingness to enter into a Settlement Agreement with NHTC and the other parties thereto, the parties hereto agree as follows:

1.       Cash Compensation.

        (a)      Beginning on the date hereof, Lexxus shall pay:

                 (i)  to Provost, $1,000 per week for the remainder of
                     Provost's life,

                 (ii) to Rodney  Sullivan,  $2,000 per week for the  remainder of Rodney  Sullivan's life, and

                 (iii) to Bray, $2,000.00 per week for the remainder of Bray's life.

        (b) The amounts payable by Lexxus pursuant to paragraph 1(a) above, shall be paid by Friday of each week on or before 5:00 p.m. E.S.T.

        (c) In the event of the death of Rodney Sullivan, Bray or Provost, Lexxus shall pay to such person's estate any monies owed hereunder as of the date of death.

2. Non-Cash Compensation. In addition to the cash compensation described in paragraph 1 above, Lexxus agrees to notify Sullivan at least fourteen (14) days prior to any Lexxus corporate event and, if Sullivan notifies Lexxus of a desire to attend any such event, Lexxus shall pay for all expenses (excluding airfare) incurred by Sullivan in connection with Sullivan's attendance at such event, including rental car, lodging and meal expenses.
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3.       Issuance of Stock.

         (a) NHTC agrees to issue 333,334 shares of its common stock to Sullivan (as tenants by the entirety), and 333,333 shares of its common stock to each of Bray and Provost for every $1,000,000 in gross revenues received by Lexxus, up to a maximum of 10,000,000 shares of stock in the aggregate being issued to Sullivan, Bray and Provost hereunder. The parties acknowledge that, as of the date hereof, $1,600,000.00 shall be deemed to have been received by Lexxus as gross revenues, which shall include all revenues generated by Product Brokers Com, Inc. from the distribution of Viacream. On a monthly basis, Lexxus shall determine its gross revenues and shall provide NHTC, Sullivan, Bray and Provost with a report listing (i) the gross revenues for the preceding month, and (ii) the aggregate gross revenues (including all amounts received by Lexxus since NHTC last issued shares to Sullivan, Bray and Provost hereunder) received by Lexxus. Within fourteen (14) days after receipt of a report, NHTC shall issue to Sullivan, Bray and Provost the shares of NHTC common stock, if any, required to be issued hereunder.

         (b) Upon execution of this Agreement, NHTC will issue 333,334 shares of its common stock to Sullivan (as tenants by the entirety) and 333,333 shares of its common stock to each of Bray and Provost, as a result of aggregate gross revenues having exceeded $1,000,000 as of the date hereof.

4. Stock Pledge Agreement. Simultaneously herewith, NHTC agrees to enter into a Stock Pledge Agreement in favor of Sullivan, Bray and Provost, pursuant to which NHTC shall pledge its shares of common stock in Lexxus in order to secure the payment by Lexxus of amounts due pursuant to paragraph 1 above to Sullivan, Bray, and Provost. In the event of a default in payment by Lexxus hereunder, which default is the result of a court or administrative order, including but not limited to a cease and desist order from a state or federal attorney general or an injunction (an "Order") prohibiting Lexxus from expending any funds, Sullivan, Bray and Provost agree that they will not exercise their rights under the Stock Pledge Agreement during the pendency of such Order.

5. Pledge and Security Agreements. Simultaneously herewith, Lexxus agrees to enter into Pledge and Security Agreements in favor of Sullivan, Bray and Provost, pursuant to which Lexxus shall pledge all of its assets in order to secure the payment by Lexxus of amounts due pursuant to paragraph 1 above to Sullivan, Bray, and Provost. In the event of a default in payment by Lexxus hereunder, which default is the result of a court or administrative order, including but not limited to a cease and desist order from a state or federal attorney general or an injunction (an "Order") prohibiting Lexxus from expending any funds, Sullivan, Bray and Provost agree that they will not exercise their rights under the Pledge and Security Agreements during the pendency of such Order.

6. Additional Agreements. Lexxus agrees that it will not terminate the distributor positions held by Sullivan, Bray and Provost (ID Nos. 1016 and 1017) in Lexxus, unless such termination is in accordance with Lexxus' policies and procedures as applicable to all distributors.

7. No Further Obligation. Lexxus acknowledges and agrees that any and all services performed by Sullivan, Bray and Provost as a condition to the compensation described herein have been completed to the satisfaction of Lexxus. None of Sullivan, Bray or Provost shall be required to perform any additional services of any type for or on behalf of Lexxus, unless in accordance with a separate written agreement for such services.

8. Binding Effect. This Agreement shall be binding upon the parties and their successors, assigns or heirs, as the case may be.

9. Applicable Law, Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. Exclusive jurisdiction and venue for any dispute arising out of this Agreement shall be in the state court in and for Dallas, Texas or the federal court in and for Dallas, Texas, as applicable.

10. Modifications. No modification of this Agreement shall be binding unless it is in writing and signed by an authorized representative of the party against whom enforcement of the modification is sought.

11. Attorneys Fees. In the event any litigation or arbitration between the parties arises out of or results in connection with this Agreement, the prevailing party in such proceeding shall be entitled to recover from the other party its reasonable attorneys' fees and expenses, including appellate proceedings or post-judgment collection proceedings.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

LEXXUS INTERNATIONAL INC.                           NATURAL HEALTH TRENDS CORP.



By:__________________________                     By:___________________________
Name: _______________________                     Name: ________________________
Title: ______________________                     Title: _______________________


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     Michael Bray                                     Rodney Sullivan


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     Jeff Provost                                     Pam Sullivan